Exhibit 10.4
CARMIKE CINEMAS, INC.
2005 DEFERRED COMPENSATION AMOUNT
FOR THE NAMED EXECUTIVE OFFICERS

	2005 Deferred
Named Executive Officer	Compensation Amount (1)

Michael W. Patrick	$1,075,823	(2)
President, Chief Executive Officer and Chairman of the Board of Directors

Fred W. Van Noy	$133,278
Senior Vice President and Chief Operating Officer

Martin A. Durant (3)	$138,891
Senior Vice President — Finance, Treasurer and Chief Financial Officer

Anthony J. Rhead	$87,907
Senior Vice President — Film and Secretary

Gary F. Krannacker	$8,345	(4)
Vice President of Operations

(1)	Pursuant to the Company’s deferred compensation arrangements, the Company pays additional cash compensation equal to 10% of certain named executive officer’s annual taxable compensation (including equity-based compensation). The Company directs this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant. The amounts set forth in the table equal the amounts earned during 2005 by such officers pursuant to the deferred compensation arrangement.

(2)	This amount includes $923,910 earned by Mr. Patrick in 2005 (pursuant to the deferred compensation arrangement) attributable to 260,000 shares of restricted stock which vested on January 31, 2005 pursuant Mr. Patrick’s employment agreement, effective as of January 31, 2002.

(3)	Mr. Durant’s retirement was effective March 31, 2006.

(4)	Mr. Krannacker is not a participant in the deferred compensation arrangement described in Note 1 above. However, Mr. Krannacker does receive additional cash compensation equal to 5% of his taxable compensation which is contributed to an IRA.